 As filed with the Securities and Exchange Commission on March 30, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Motus GI Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-4042793
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1301 East Broward Boulevard, 3rd Floor

Ft. Lauderdale, FL 33301

(Address of Principal Executive Offices) (Zip Code)

Motus GI Holdings, Inc. 2016 Equity Incentive Plan and

2016 Israeli Sub-Plan to the Motus GI Holdings, Inc. 2016 Equity Incentive Plan

(Full title of the plans)

Timothy P. Moran

Chief Executive Officer

Motus GI Holdings, Inc.

1301 East Broward Boulevard, 3rd Floor

Ft. Lauderdale, FL 33301

Telephone: (954) 541-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Steven M. Skolnick, Esq.

Michael J. Lerner, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

Telephone: (212) 262-6700

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value per share	1,728,665	$0.55	$950,766	$123.41

(1)	Covers 1,728,665 shares of common stock issuable under the Motus GI Holdings, Inc. 2016 Equity Incentive Plan and 2016 Israeli Sub-Plan to the Motus GI Holdings, Inc. 2016 Equity Incentive Plan (the “2016 Plan”). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein, as these amounts may be adjusted as a result of stock splits, stock dividends, antidilution provisions, and similar transactions.

(2)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price on the NASDAQ Capital Market on March 24, 2020.

PART I

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement is filed by Motus GI Holdings, Inc. (the “Company”) for the purpose of registering additional shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) under the Company’s 2016 Equity Incentive Plan and 2016 Israeli Sub-Plan to the Company’s 2016 Equity Incentive Plan (the “2016 Plan”). The number of shares of Common Stock available for issuance under the 2016 Plan is subject to an automatic annual increase on January 1 of each year beginning in 2018 and ending on (and including) January 1, 2026, equal to six percent (6%) of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, or a lesser number of shares of Common Stock determined by the board of directors of the Company (the “Evergreen Provision”). This Registration Statement registers an aggregate of 1,728,665 additional shares of Common Stock available for issuance under the 2016 Plan as a result of the Evergreen Provision.

The shares of Common Stock registered pursuant to this Registration Statement are of the same class of securities as the 2,641,250 shares of Common Stock registered for issuance under the 2016 Plan pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-224003) filed on March 29, 2018 and the 1,286,409 shares of Common Stock registered for issuance under the 2016 Plan pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-230506) filed on March 26, 2019. The information contained in the Company’s Registration Statement on Form S-8 (Registration Nos. 333-224003 and 333-230506) is hereby incorporated by reference pursuant to General Instruction E. Any items in the Company’s Registration Statement on Form S-8 (Registration Nos. 333-224003 and 333-230506) not expressly changed hereby shall be as set forth in the Company’s Registration Statement on Form S-8 (Registration Nos. 333-224003 and 333-230506).

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the Company’s latest annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Exchange Act for the fiscal year ended December 31, 2019, as filed with the Commission on March 30, 2020;

(b)	the Company’s Current Report on Form 8-K filed with the SEC on January 9, 2020 and March 12, 2020 (other than any portions thereof deemed furnished and not filed);

(c)	the description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (Registration No. 001-38389) filed with the Commission on February 6, 2018 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 8. Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

EXHIBIT INDEX

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.1	Certificate of Incorporation	S-1	333-222441	3.1	1/5/2018

4.2	Certificate of Amendment to the Certificate of Incorporation	S-1	333-222441	3.2	1/5/2018

4.3	Bylaws	S-1	333-222441	3.3	1/5/2018

4.4	Form of Common Stock Certificate	S-1	333-222441	4.1	1/5/2018

4.5	2016 Equity Incentive Plan and 2016 Israeli Sub-Plan	S-1	333-222441	10.4	1/5/2018

4.6	Form of Incentive Stock Option Agreement	S-1	333-222441	10.5	1/5/2018

4.7	Form of Non-Qualified Stock Option Agreement	S-1	333-222441	10.6	1/5/2018

4.8	Form of Restricted Stock Agreement	S-1	333-222441	10.7	1/5/2018

4.9	Form of Assumed Options to Israeli Employees and Directors Agreement	S-1	333-222441	10.8	1/5/2018

4.10	Form of Assumed Options to Israeli Non-Employees and Controlling Shareholders Agreement	S-1	333-222441	10.9	1/5/2018

4.11	Form of Israeli Option Grant to Israeli Employees and Directors Agreement	S-1	333-222441	10.10	1/5/2018

4.12	Form of Israeli Option Grant to Israeli Non-Employees and Controlling Shareholders Agreement	S-1	333-222441	10.11	1/5/2018

4.13	Form of Restricted Stock Unit Award Agreement	10-K	001-38389	10.22	3/26/2019

5.1	Opinion of Lowenstein Sandler LLP					X

23.1	Consent of EisnerAmper LLP					X

23.3	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1)					X

24.1	Power of Attorney (included on the signature page)					X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Ft. Lauderdale, State of Florida on March 30, 2020.

MOTUS GI HOLDINGS, INC.

By:	/s/ Timothy P. Moran
Timothy P. Moran
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Motus GI Holdings, Inc., a Delaware corporation, do hereby constitute and appoint each of Timothy P. Moran and Andrew Taylor as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Timothy P. Moran	Chief Executive Officer and Director
Timothy P. Moran	(Principal Executive Officer)	March 30, 2020

/s/ Andrew Taylor	Chief Financial Officer
Andrew Taylor	(Principal Financial and Accounting Officer)	March 30, 2020

/s/ David Hochman
David Hochman	Chairman of the Board	March 30, 2020

/s/ Mark Pomeranz
Mark Pomeranz	President, Chief Operating Officer, and Director	March 30, 2020

/s/ Darren Sherman
Darren Sherman	Director	March 30, 2020

/s/ Samuel Nussbaum
Samuel Nussbaum	Director	March 30, 2020

/s/ Shervin Korangy
Shervin Korangy	Director	March 30, 2020

/s/ Gary Pruden
Gary Pruden	Director	March 30, 2020